Exhibit 5.1

Orrick, Herrington & Sutcliffe LLP

The Orrick Building 405 Howard Street
San Francisco, CA 94105-2669

+1 415 773 5700
orrick.com

December 17, 2021

F +1 415 773 5759

ANI Pharmaceuticals, Inc.

210 Main Street West

Baudette, Minnesota 56623

Re:	ANI Pharmaceuticals, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”), filed by ANI Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) relating to the offering from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933 (the “Securities Act”), by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 3,069,555 shares of common stock, par value $0.0001 per share (the “Common Stock”) of the Company, which includes (i) 2,466,654 shares of Common Stock (the “Merger Shares”) issued to the selling stockholders pursuant to the Agreement and Plan of Merger, dated as of March 8, 2021, by and among the Company, Novitium Pharma LLC, and the other parties thereto and (ii) up to 602,901 shares of Common Stock (the “Conversion Shares”) issuable upon conversion of 25,000 shares of Series A Convertible Preferred Stock of the Company in accordance with the Equity Commitment and Investment Agreement, dated March 8, 2021, between the Company and Ampersand 2020 Limited Partnership.

We have examined the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company, and other persons, and such other documents, agreements and instruments, including the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the ”Certificate of Designation”), as we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based on and subject to the foregoing, we are of opinion that (i) the Merger Shares have been duly authorized, validly issued, and are fully paid and nonassessable and (ii) the Conversion Shares have been duly authorized and, when issued upon conversion in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and nonassessable.

We express no opinion as to laws other than the laws of the State of Delaware with respect to the opinion set forth above, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

December 17, 2021

We hereby consent to the reference to us under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP